                                                                     EXHIBIT 4.3




                        Dated this 16th day of April, 2000




                                    Between





                           DIALOG SEMICONDUCTOR GMBH
                            AND ALL ITS SUBSIDIARIES


                                      And


                   CHARTERED SEMICONDUCTOR MANUFACTURING LTD
                     SILICON MANUFACTURING PARTNERS PTE LTD
                       CHARTERED SILICON PARTNERS PTE LTD




                   ------------------------------------------

                            MANUFACTURING AGREEMENT

                   ------------------------------------------

                                    CONTENTS

CLAUSE                                                 PAGE
------                                                 ----
1.   Definitions....................................... 1
2.   Manufacture of Wafers............................. 3
3.   Qualification and Modification.................... 4
4.   Production Planning............................... 5
5.   Purchase Orders................................... 6
6.   Pricing and Payment Terms......................... 7
7.   Quality Control and Inspection.................... 8
8.   Procedure for Customer Returns.................... 8
9.   Rescheduling and Production Halts................. 9
10.  Delivery.......................................... 9
11.  Terms and Termination............................. 10
12.  Force Majeure..................................... 11
13.  Use Restriction and Limitation of Liability....... 12
14.  Confidentiality................................... 13
15.  Notices........................................... 14
16.  Waiver and Remedies............................... 14
17.  Severance......................................... 15
18.  Entire Agreement.................................. 15
19.  No Assignment of Sub-Contracting.................. 16
20.  Governing Law..................................... 16

Price Agreements                                         Appendix A
Qualification of process and product and
Electrical Test and Electrical Parameters                Appendix B
Acceptance Criteria                                      Appendix C
Foundry Change Request Procedure                         Appendix D
Process Change Requests                                  Appendix E
Specifications Relating to the Wafer Sort,
Assembly and/or Final Test of Products                   Appendix F
Procedure for Customer Returns                           Appendix G
Cancellation Fee                                         Appendix H
Purchase and Capacity Commitment                         Appendix I

THIS MANUFACTURING AGREEMENT is made this 16th day of April 2000 (the "Effective Date") by and between:-

(1) DIALOG SEMICONDUCTOR GMBH AND ALL ITS SUBSIDIARIES, a company incorporated in Germany, with its principal place of business at Neue Strass 95, 73230 Kirchheim u. Teck-Nabern, Germany (hereinafter referred to as "Customer"); and

(2) CHARTERED SEMICONDUCTOR MANUFACTURING LTD, a company incorporated in the Republic of Singapore, with its principal place of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406 (hereinafter referred to as "Chartered"); and

(3) SILICON MANUFACTURING PARTNERS PTE LTD, a company incorporated in the Republic of Singapore, with its principal place of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406 (hereinafter referred to as "SMP"); and

(4) CHARTERED SILICON PARTNERS PTE LTD, a company incorporated in the Republic of Singapore, with its principal place of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406 (hereinafter referred to as "CSP").

WHEREAS

(A) Customer has designed and developed certain integrated circuit products and desires to have such products manufactured to its specifications;

(B) Foundry is in the business of providing Wafer fabrication and/or Wafer sort and/or assembly and/or final test services to semiconductor suppliers and manufacturers of electronic systems; and

(C) Customer and Foundry desire to enter into an agreement for the purpose of having Foundry manufacture and sell Products to Customer.

NOW IT IS HEREBY AGREED as follows:-

1.   DEFINITIONS

1.1 In this Agreement, unless otherwise defined or the context otherwise requires, the following words and expressions shall bear the following meanings:-

     "Acceptance Criteria" shall mean the visual inspection criteria, electrical test and electrical parameters and other criteria mutually agreed upon the Parties, for each Customer Device to be met by Foundry prior to delivery of Products. The Acceptance Criteria are set out in Appendix C;

     "Customer Devices" shall means Customer's integrated circuit products identified by Customer's product part numbers listed in Customer's purchase orders;

     "day(s)" shall (unless otherwise stated) means calendar day(s).

     "Business days" shall means Monday through Friday except public holidays.

     "Foundry" shall mean the Party that is manufacturing the products for Customer.

     "Masks" shall mean the masks and reticle sets used by Foundry in the production of Wafers for Customer;

     "month(s)" shall mean calendar month(s);

     "Product" shall mean Customer Devices, which are manufactured by Foundry, whether in Wafer, diced or Unit form.

     "Scheduled Availability Date: has the meaning set out in Clause 5.1;

     "Services" shall means the Wafer fabrication, Wafer sort, assembly and/or final test services to be provided by Foundry and/or Subcontractor with respect to the Products.

     "Subcontractor" shall mean the subcontractor appointed by Foundry to perform the Wafer sort and/or assembly and/or final test services;

     "Technical Matters" shall mean all matters relating to (a) Test Program transfer, evaluation and release, (b) probecard/loadboard configuration,
     (c) determination of gross/net die per Wafer, (d) determination of test time, (e) tester platform and package information, (f) test flow, (g) bonding diagram, (h) marking instructions, (i) assembly process flow requirements, (j) assembly qualification approval, (k) bill of materials, and (l) such other matters that the Parties may mutually designate in writing as "Technical Matters";

     "Test Program" shall mean the Wafer sort test and/or final test program(s) supplied by Customer for the performance of the Services;

     "Units" shall mean finished die for the Customer Devices in packaged form;

     "Wafers" shall mean   *

     "year(s)" shall mean calendar year(s).

1.2 References to recitals, clauses and appendices are references to recitals, clauses and appendices of this Agreement.

1.3 The headings in this Agreement are inserted for convenience only and shall be ignored in the interpretation of this Agreement.

1.4 Unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and words importing a person shall include a company or corporation and vice versa.

2.   MANUFACTURE OF PRODUCTS

2.1 Foundry shall manufacture Products in accordance with the terms of this Agreement.

2.2 Customer shall furnish Foundry with all requisite technical support and assistance in starting up the manufacture of Products at Foundry's wafer manufacturing facilities, and, if turnkey services are provided, at Subcontractor's facilities (if applicable) (collectively "the facilities") on terms and conditions to be mutually agreed. Customer shall bear all non-recurring engineering costs as previously agreed by separate quotation incurred in the start-up of the manufacture of the Products at the facilities.

2.3 Customer shall provide at its own expense as agreed all requisite masks, substrate and frame tooling, mould die set tooling, probecards/loadboards, and change kits (collectively the "Hardware") which meet Foundry's tooling specifications, to Foundry within a reasonable time for the manufacture of the Products. Such Hardware shall remain the property of the Customer. In particular Customer shall provide to Foundry at Customer's cost with respect to each Customer Device, one probecard and loadboard per tester to be run, plus one spare back-up thereof. The Parties agree that lot starts for the Services shall be initiated only after the Hardware meets Foundry's or Subcontractor's tooling and other specifications. Customer shall pay for any wafers put on hold by reason of the non-availability of the Hardware. Alternatively, Customer may authorise Foundry to procure, at Customer's expense and on terms mutually agreed beforehand, the Hardware from a designated third-party contractor. Such Hardware will be subject to Foundry's or Subcontractor's (if applicable) in-coming inspection criteria and qualification process.

2.4 Customer shall provide at its own expense all Test Programs and the latest version of the build kits and bonding diagrams to be used in the Services. Customer shall also supply an agreed number of specialized correlation units with appropriate datalog for correlation, including probecard wafers and golden wafers. If required by Customer, Foundry may engage Subcontractor, on Customer's behalf and at Customer's expense, to develop Test Programs or undertake Test Program conversion, on such terms and conditions to be mutually agreed. Foundry shall, unless otherwise advised in writing by Customer, be entitled to assume that the latest version of the build kit furnished by Customer is the Customer's latest version of the build kit, and shall be entitled to rely on that assumption.

2.5 In the event that any non-recurring engineering ('NRE') effort is cancelled at Customer's request, unless cancellation is due to the failure of the Foundry to deliver Customer shall pay all or part of the related NRE charge as follows:

     (a) Customer shall be liable for 100% of tooling costs incurred by Foundry at the time of NRE cancellation; and

     (b) Unless by prior written agreement Customer shall be liable for all other NRE charges based upon the amount of work completed but not less than 50% of the total NRE charge.

     Customer shall be liable to pay Foundry for any existing inventory or work-in-progress in accordance with Clause 9.3 herein.

2.6 Where expedient, Foundry may authorise Customer to communicate directly with Subcontractor on any Technical Matters, provided however, that in respect of all other matters, Customer shall communicate directly with Foundry. For the avoidance of doubt, Foundry shall not be responsible for any loss or damage suffered by Customer arising out of any new specifications and procedures, or changes to existing specifications and procedures, agreed between Customer and Subcontractor without the prior approval of Foundry.

2.7 Customer shall not have the authority, nor hold out to Subcontractor as having any authority or right to assume, create or undertake any obligation of any kind whatsoever, express or implied, on behalf of Foundry.

2.8 Foundry shall provide factory engineering support to Customer for yield monitoring and where applicable yield improvement of products.


3.   QUALIFICATION AND MODIFICATION

3.1 The Parties shall, where required by Customer, proceed in accordance with mutually agreed terms with the qualification of a Customer Device using the relevant Foundry process to be used in the manufacture of Products for Customer. Design rules shall not be waived by Foundry except through the Design Rule Waiver Request Procedure referenced in Appendix B. The qualification of a Customer Device using the Foundry process shall be in accordance with the applicable Foundry Readiness to Ramp Procedure and the Release To Customer Production and Risk Waiver Agreements specifications referenced in Appendix B. Foundry shall provide to Customer the applicable electrical test and electrical parameters for each qualified process.

3.2 In the event that Customer requests Foundry to manufacture more than 100 Wafers prior to the issue of a Release To Customer Production document by Foundry, Customer shall execute Foundry's standard Risk Waiver Agreement ("RW") referred to in Foundry's standard Release To Customer Production and Risk Waiver Agreement specification referenced in Appendix B. The terms of the RW shall govern the manufacture of the specific quantity of Wafers referred to in the RW.

3.3 Upon successful qualification of a Customer Device on a manufacturing process, Foundry shall manufacture the Products to conform with the Acceptance Criteria set out in Appendix C.

3.4 If changes to the Acceptance Criteria are made otherwise than to correct any defects in the manufacture of Products hereunder, the parties shall in good faith re-negotiate any existing terms and conditions of purchase (including pricing and delivery commitments) which require amendment as a result of such changes.

3.5 Any Customer requests for changes to the manufacturing process flow for a Customer Device and/or lot of Products shall be evaluated by Foundry in accordance with the Foundry's Process Request Form (PRF) Procedure referenced in Appendix E, where applicable. Foundry shall review on a case-by-case basis, any requested process changes that are not governed by the Process Request From Procedure, including a request by Customer for a non-standard process flow.

3.6 Foundry's manufacturing processes and materials shall not be changed except in accordance with the Change Request Procedures set out in Appendix D.

3.7  Foundry's handling of any Customer specific requirements shall conform to
     Section II of the QS-9000 Quality System Requirements, if applicable.

4.   PRODUCTION PLANNING

4.1 With effect from a date to be agreed by the Parties, Customer shall provide to Foundry on a monthly basis, its rolling 12-month forecast of its monthly volume requirements for Products for each Customer Device to be manufactured hereunder. Such rolling forecast does not constitute a binding agreement to supply or purchase Products and shall be used for planning purposes only.

4.2  *

4.3 If requested by Customer, Foundry shall establish an in-line production wafer bank for Customer upon mutually agreed terms. Foundry reserves the right to levy additional charges in the event that in-line inventory is requested.

4.4 Customer and Foundry may, on mutually agreed terms, agree to a purchase and capacity commitment on terms and conditions set out in Appendix I.

4.5  *


5.   PURCHASE ORDERS

5.1 The purchase and supply of Products under this Agreement shall commence only when:-

     (a) Customer has issued a purchase order to the relevant Foundry. For the avoidance of doubt and by way of example, if Chartered is the Party manufacturing the Products, then the purchase order shall be issued to Chartered. Likewise, if SMP is the Party manufacturing the Products, then the purchase order shall be issued to SMP; and if CSP is the Party manufacturing the Products, then the purchase order shall be issued to CSP; and

     (b) Foundry has issued, within 3 business days of Foundry's receipt of Customer's purchase order, an order acknowledgement to Customer acknowledging Customer's purchase order and confirming the scheduled date on which Products will be available for delivery (the "Scheduled Availability Date"). If Customer has not received an order acknowledgement within 3 business days of transmission of customers order the order is deemed not to have been accepted.

     (c) Test Programs (if applicable) have been released or mutually agreed by the Parties; and

     (d) Customer has forwarded to Foundry, and Foundry has agreed to, all necessary specifications and procedures for the manufacture of Products.

5.2 All purchase orders issued by Customer shall reference this Agreement. The terms and conditions of this Agreement shall exclusively govern the purchase and supply of Products hereunder and shall override any conflicting, amending and/or additional terms contained in Customer's purchase order and/or Customer's acceptance documents. No variation or addition to the terms and conditions contained in this Agreement shall be binding unless agreed in writing between the authorised representatives of the Parties.

5.3 The Customer's purchase order once acknowledged shall (except with Foundry's consent and subject to termination clauses) be irrevocable, and shall contain the Wafer part number, Customer Device code revision number, Foundry Product code, quantity of Products required, requested delivery dates for such Products, price per unit of the Products, and the following items if applicable: turnkey part number, test program revision number or latest revision thereof, marking instructions, build kits, bonding diagram specifications and other purchase requirements.

5.4 Customer shall request delivery dates consistent with Foundry's production cycle-times to be for the relevant Customer Device. Foundry will provide quarterly cycle-time projections to Customer at least 1 month prior to the calendar quarter for each Product stated in the Foundry Quotation (as hereinafter defined), or in the Price Agreement (as hereinafter defined).

5.5 Within 6 months of the date of the Customers purchase order Customer shall have given Foundry a schedule all Products.

6. PRICING AND PAYMENT TERMS

6.1 The purchase price of Products charged to Customer shall be in accordance with the terms of a mutually agreed Pricing Agreement as defined in Appendix A of this Agreement or the relevant Foundry quotation (the "Foundry Quotation") for the Products to be purchased.

6.2 Unless otherwise set out in the applicable Foundry Quotation or Price Agreement, payment for Products ordered shall be made by Customer in United States dollars on or before the 20th day of each month for invoices issued by Foundry up to the last day of the preceding month. Customer shall make payment by telegraphic transfer to an account nominated by Foundry, or by such other payment mode as notified by Foundry. Any late payment for Products shall be subject to interest charges of 1.5% per month on the unpaid balance calculated from the due date of payment up to and including the date of actual payment.

6.3 All invoices issued by Foundry shall identify the Products and the relevant Customer purchase order number, Customer Device part number, purchase order line and release number, Lot ID, description of items and quantity of items shipped. Unless otherwise agreed by Customer and Foundry in writing, invoices may be mailed no earlier than the relevant date of shipment.

6.4 In the event of any dispute over the amount invoiced, Customer shall first make payment of the undisputed portion in accordance with Clause 6.3 pending resolution of the dispute between the Parties.

6.5 Customer shall pay, in addition to the agreed prices of Products, the amount of any freight, insurance, handling and other duties levied on the shipment of Products to Customer. Customer shall also pay for all sales, use, excise or other similar taxes levied on the purchase of Products by Customer herein.

6.6 Except where payments are withheld under section 6.4 Foundry may, at its sole discretion upon written notice to Customer, change the terms of payment to cash, cash-on-delivery or letter of credit or place Customer on credit hold in the event that Customer is late in its payments under this Agreement.

7.   QUALITY CONTROL AND INSPECTION

7.1 Foundry will use commercially reasonable efforts to manufacture the Products such that Products conform with the Acceptance Criteria set out in Appendix C. Turnkey services will be performed in accordance with procedures set out in Appendix F. Prior to delivery, Foundry and/or Subcontractor (if applicable) shall perform on the Products manufactured, the tests specified in the Acceptance Criteria. Foundry will deliver only Products which meet the Acceptance Criteria, unless Customer waives such obligation in accordance with the Waiver Request Procedures specified in Appendix B, or as mutually agreed between the Parties.

8.   PROCEDURE FOR CUSTOMER RETURNS

8.1 The Procedure for Customer Returns as set out in Appendix G shall apply to Products manufactured under this Agreement. The time limit for the return of any Wafers due to low sort yield is 60 days from Foundry's date of delivery of the said Wafers. The time limit for the return of defective sorted Wafers or defective Units is 60 days from the date of delivery of the said sorted Wafers and/or Units. The time limit for the return of Wafers will field reliability failures is 14 months from the date of delivery of the said Wafers.

8.2 Foundry shall have no liability and shall not be obliged to accept the return of Products after the relevant period of 60 days or 14 months, as the case may be. In addition, Foundry shall be under no liability for defects in the Products caused by static discharge, abnormal working conditions, fair wear and tear, accident, wilful damage, abuse, misuse, neglect, improper installation, improper repair or improper alteration by persons other than Foundry or its appointed Subcontractor (if applicable), improper testing and/or improper storage and/or improper handling or use contrary to any instructions issued by Foundry which are in keeping with generally accepted industry practices. Further, Foundry shall be under no liability for any parts or materials it has not manufactured.

8.3 Foundry shall have the discretion to decide whether or not to conduct failure analysis at its expense, alternatively, if insisted upon by Customer at Customers expense on the Products returned by Customer, and if such failure analysis is conducted, Foundry will, at Customer's request, provide Customer with copies of the results of such analysis. If Foundry's failure analysis determines that the defects are due to causes other than the causes specified in Clause 8.2, then Customer may at its option elect for either a credit for the purchase price paid for such Products, or Foundry's retest/rework/replacement of the defective Products returned to Foundry. If Customer elects for the retest/rework/replacement of defective Products, the manufacture of such Products shall have high priority on Foundry's production schedule. Specifically for replacement the manufacture of such Products shall being given hot lots where possible.

8.4 The cost of retest/rework/replacement, repacking, handling and shipping of such retested/reworked/replaced Products back to Customer shall be borne by Customer unless the cause of failure is due to the fault of Foundry or its Subcontractor, in which case Foundry shall bear the cost of retest/rework/replacement, repacking, handling and shipping.

8.5 THE FOREGOING STATES FOUNDRY'S ENTIRE LIABILITY, WHETHER IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ALL CLAIMS BASED ON FAILURE OR DEFECTS IN PRODUCTS. THE EXPRESS TERMS OF THIS AGREEMENT ARE IN LIEU OF ALL WARRANTIES, CONDITIONS, TERMS, UNDERTAKINGS, AND OBLIGATIONS IMPLIED BY STATUTE, COMMON LAW, CUSTOM, TRADE USAGE, COURSE OF DEALING OR OTHERWISE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW AND FOUNDRY SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.   RESCHEDULING AND PRODUCTION HALTS

9.1 Customer may at any time prior to commencement of the manufacturing process, but not less than 30 days prior to the Scheduled Availability Date (the "Original Scheduled Availability Date"), request Foundry to reschedule (without additional cost to Customer and not exceeding one reschedule per line item in Customer's purchase order) any line item in Customer's purchase order for Products to a later date (the "Revised Scheduled Availability Date") being the earlier of (a) 90 days from the Original Scheduled Availability Date, or (b) the last day of the calendar quarter of the Original Scheduled Availability Date. If the Revised Scheduled Availability Date extends beyond the earlier of (a) 90 days from the Original Scheduled Availability Date, or (b) the last day of the calendar quarter of the Original Scheduled Availability Date, Foundry shall be entitled to invoice Customer for the full sale price of the rescheduled Products. Customer may reschedule outside the last day of the calendar quarter without penalty provided that the reschedule is replaced by equivalent loading in the same technology.

9.2 Customer may not reschedule orders of production lot Products once the manufacturing process has commenced on such order.

 9.3 If Customer decides to cancel its order for Products, Customer shall pay to Foundry a Cancellation Fee based on the formula set out in Appendix H. Customer shall be allowed to cancel an order for less than 100 wafers that is more than 30 days late from the original Scheduled Availability Date provided that the order stated the wafers were for a critical product introduction.

10.  DELIVERY

10.1 Foundry shall use its commercially reasonable efforts to deliver the exact quantity of Products stipulated in the relevant Customer purchase order. However if for each purchase order the aggregate quantity of Products delivered by Foundry is within either plus or minus 5% of the quantity ordered per quarter, such quantity shall constitute compliance with Customer purchase order. Furthermore, Customer shall be deemed to have waived any claims for shipment shortage if within 45 days of actual delivery date of the Product Customer fails to inform Foundry of such fact.

10.2 All deliveries are Exworks (Foundry's factory in Singapore) (INCOTERMS
     2000) for Wafer sales, and Exworks (Subcontractor's factory) for turnkey sales (INCOTERMS 2000). Title shall pass to Customer at the delivery point. Foundry shall use commercially reasonable efforts to make the Wafers available for shipment within the Scheduled Availability Date. However if for each purchase order, Products are delivered within plus 2 or minus 7 days of the Scheduled Availability Date, such delivery shall constitute compliance with Customer purchase order. Scheduled Availability Dates are best estimates only. Foundry shall promptly give Customer written notice of any prospective failure to make the Products available for shipment within plus 2 or minus 7 days of the Scheduled Availability Date.

10.3 All quantities of Products shall be delivered in Foundry or Subcontractor standard containers with proper labels identifying the specific Customer Device and lot number and shall be accompanied by a packing list specifying the relevant purchase order number, Product lot number, Product quantity and number of good un-inked die (if Wafers have been sorted) and other agreed upon processing documentation.

10.4 If Customer fails to take delivery of any quantity of Products or fails to give adequate delivery instructions (otherwise than by reason of any cause beyond Customer's reasonable control or by reason of Foundry's fault), then without prejudice to any other right or remedy available to Foundry, Foundry may at its option, store such Products until actual delivery and charge Customer for reasonable costs of storage (including insurance).

10.5 All reject Products that have not been shipped by Foundry will be scrapped by Foundry at the expiry of 30 days from the Scheduled Availability Date of the Products, unless Customer notifies Foundry otherwise during that period.


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


11.  TERM AND TERMINATION

11.1 This Agreement shall commence on the Effective Date and shall continue until 31 December 2003, unless otherwise extended by the mutual agreement of the Parties or earlier terminated in the following events:-

     (a)  by agreement of the Parties; or

     (b) forthwith by Foundry if Customer fails to pay any sum due to Foundry hereunder which has been outstanding for a period of 60 days; or

     (c) forthwith by any Party if the other commits any material breach of any term of this Agreement and which in the case of a breach capable of being remedied shall not have been remedied within 60 days of a written request to remedy the same; or

     (d)  at the option of any Party, in any of the following events:-

          (i) the inability of the other Party to pay its debts in the normal course of business; or

          (ii) the other Party ceasing or threatening to cease wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation without insolvency; or

          (iii) any encumbrancer taking possession of or a receiver, trustee or judicial manager being appointed over the whole or any substantial part of the undertaking, property or assets of the other Party; or

          (iv) the making of an order by a court of competent jurisdiction or the passing of a resolution for the winding-up of the other Party or any company controlling the other Party, otherwise than for the purpose of a reconstruction or amalgamation without insolvency; or

          (v) a third party acquires directly or indirectly, 50% or more of the outstanding stocks, shares and/or capital of the other Party or acquires management control of the other Party, otherwise than for the purposes of insolvency. Notwithstanding the foregoing, any increase or decrease of Chartered's shareholding in either SMP or CSP shall not amount to an event of default under this Clause 11.1(d)(v).

11.2 Termination of this Agreement pursuant to Clause 11.1 shall take effect immediately upon the issue of a written notice to that effect by the Party terminating the Agreement to the others. The termination of this Agreement however caused shall be without prejudice to any obligations or rights of either Party which have accrued prior to such termination and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect or to continue in effect after such termination.

12.  FORCE MAJEURE

12.1 Each Party shall not be liable for delays in delivery or failure to perform its obligations under this Agreement due to a force majeure event affecting such Party or Subcontractor, such as act of God, flood, earthquake, fire, explosion, interruption or defect in the supply of electricity or water, act of government, war, civil commotion, insurrection, embargo, riots, lockouts, inability to obtain raw materials, or labour disputes of non Foundry work force. Upon the occurrence of a force majeure event, the affected Party shall notify the other Party in writing of the same and shall by written notice after the cessation of such force majeure event inform the other Party of the date on which that Party's obligation under this Agreement shall be reinstated.

12.2 Upon the occurrence of a force majeure event affecting either Party, the Scheduled Availability Date shall be deemed extended for a period equal to the time lost by such Party by reason of the force majeure event also the relevant Monthly Average Commitment undeliverable shall be deducted from the Foundry Supply Commitment. If such force majeure event continues for a period exceeding 6 consecutive months without a prospect of a cure of such event, the other Party shall have the option, in its sole discretion, to terminate this Agreement. Such termination shall take effect immediately upon the written notice to that effect from the other Party to the Party affected by the force majeure event.

13.  USE RESTRICTION AND LIMITATION OF LIABILITY

13.1 Customer accepts all responsibility for any use or action taken by Customer with respect to Products manufactured by Foundry, once Foundry has satisfactorily delivered the said Products to Customer or Customer's agent(s) in Singapore in accordance with the terms of this Agreement.

13.2 CUSTOMER HEREBY AGREES THAT THE PRODUCTS ARE NOT AUTHORIZED FOR USE AS CRITICAL OR IMPORTANT COMPONENTS IN (A) ANY MEDICAL, LIFE SAVING OR LIFE SUPPORT DEVICES OR SYSTEMS, OR (B) ANY SAFETY DEVICES OR SYSTEMS IN ANY AUTOMOTIVE APPLICATIONS AND MECHANISMS (INCLUDING BUT NOT LIMITED TO AUTOMOTIVE BRAKE SYSTEMS OR AIRBAG SYSTEMS). FOUNDRY SHALL NOT BE RESPONSIBLE OR LIABLE TO CUSTOMER OR ANY THIRD PARTY FOR ANY UNAUTHORIZED USE OF THE PRODUCTS, AS USED HEREIN:

     (i) MEDICAL, LIFE SAVING OR LIFE SUPPORT DEVICES OR SYSTEMS ARE DEVICES OR SYSTEMS WHICH ARE INTENDED (AA) FOR SURGICAL IMPLANT INTO THE HUMAN BODY, OR (BB) TO SUPPORT OR SUSTAIN LIFE, AND WHOSE MALFUNCTION OR FAILURE TO PERFORM MAY RESULT IN SIGNIFICANT INJURY OR DEATH TO THE USER.

     (ii) A CRITICAL OR IMPORTANT COMPONENT IS ANY COMPONENT OF A MEDICAL, LIFE SAVING, LIFE SUPPORT OR SAFETY DEVICE OR SYSTEM WHOSE MALFUNCTION OR FAILURE TO PERFORM MAY CAUSE THE FAILURE OF SUCH DEVICE OR SYSTEM, OR TO AFFECT ITS EFFECTIVENESS. IF CUSTOMER SHOULD USE THE PRODUCTS IN OR UNDER ANY OF THE ABOVE CIRCUMSTANCES CUSTOMER WILL INDEMNIFY FOUNDRY AGAINST ANY AND ALL ACTIONS ARISING FROM THE USE OF THE PRODUCTS.

13.3 THE TOTAL LIABILITY OF FOUNDRY ON ALL CLAIMS OF ANY KIND, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE ARISING OUT OF THE PERFORMANCE OR BREACH OF THIS AGREEMENT OR USE OF THE PRODUCTS SHALL NOT EXCEED THE TOTAL AMOUNT RECEIVED BY FOUNDRY FROM CUSTOMER IN RESPECT OF THE SALE OF THE PRODUCTS WHICH GIVES RISE TO THE CLAIM.

13.4 In no event shall either Party be liable to the other for any damages with respect to any subject matter of this Agreement under any contract, tort (including negligence), strict liability or other legal or equitable theory for any incidental, consequential, special or indirect damages of any sort even if such Party has been informed of the possibility of such damages.

14.  CONFIDENTIALITY

14.1 All Confidential Information shall be kept confidential by the recipient unless or until the recipient Party can reasonably demonstrate that any such Confidential Information is, or part of it is, in the public domain through no fault of its own, whereupon to the extent that it is in the public domain or is required to be disclosed by law this obligation shall cease. For the purposes of this Agreement, 'Confidential Information' shall mean all communications between the Parties, and all information and other materials supplied to or received by either of them from the other (a) prior to or on the date of this Agreement whether or not marked confidential; (b) after the date of this Agreement which is marked confidential with an appropriate legend, marking, stamp or other obvious written identification by the disclosing Party, and (c) all information concerning the business transactions and the financial arrangements of the Parties with any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient.

14.2 The Parties shall take all reasonable steps to minimise the risk of disclosure or Confidential Information, by ensuring that only they themselves and such of their employees, directors and Foundry's subcontractors whose duties will require them to possess any of such information shall have access thereto, and will be instructed to treat the same as confidential.

14.3 The obligation contained in this Clause 14 shall survive the termination of this Agreement for a period of 5 years thereafter.


15.  NOTICES

15.1 Addresses

     All notices, demands or other communications required or permitted to be given or made under or in connection with this Agreement shall be in writing and shall be sufficiently given or made (a) if delivered by hand or commercial courier or (b) sent by pre-paid registered post or (c) sent by legible facsimile transmission (provided that the receipt of such facsimile transmission is confirmed and a copy thereof is sent immediately thereafter by pre-paid registered post or commercial courier) addressed to the intended recipient at its address or facsimile number set out below. A Party may from time to time notify the others of its change of address or facsimile number in accordance with this Clause 15.

     Foundry

     60 Woodlands Industrial Park D
     Street 2
     Singapore 738406
     Facsimile no: (65) 362 2909
     Attention: The Legal Department

     Customer

     Neue Strass 95,
     73230 Kirchheim u. Teck-Nabern
     Germany
     Facsimile no: 49-7021-941410
     Attention: Gary Duncan, Vice President Operations

15.2 Deemed Delivery

     Any such notice, demand or communication shall be deemed to have been duly served (a) at the time of delivery - if delivered by hand or commercial courier, or sent by pre-paid registered post; or (b) at the time of dispatch - if made by successfully transmitted facsimile transmission, (provided that the receipt of such facsimile transmission is confirmed and that immediately after such dispatch, a copy thereof is sent by pre-paid registered post or commercial courier).

16.  WAIVER AND REMEDIES

16.1 No delay or neglect on the part of either Party in enforcing against the other Party any term or condition of this Agreement or in exercising any right or remedy under this Agreement shall either be or be deemed to be a waiver or in any way prejudice any right or remedy of that Party under this Agreement.

16.2 No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by either of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedy.


17.  SEVERANCE

17.1 If any provision or party of this Agreement is rendered void, illegal or unenforceable in any respect under any enactment or rule of law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


18.  ENTIRE AGREEMENT

18.1 This Agreement and the Appendices constitutes the entire agreement between Foundry and Customer and shall supersede all previous agreements and undertakings between Parties with respect to the subject matter hereof.

18.2 The following Appendices are hereby deemed a part of this Agreement and incorporated herein by reference. The term "Agreement" includes the following Appendices:-

     Appendices A   Price Agreements
     Appendices B   Qualification of process and product and Electrical Test
                    and Electrical Parameters
     Appendices C   Acceptance Criteria
     Appendices D   Foundry Change Request Procedure
     Appendices E   Process Change Requests
     Appendices F   Specifications Relating to the Wafer Sort,
                    Assembly and/or Final Test of Products
     Appendices G   Procedure for Customer Returns
     Appendices H   Cancellation Fee
     Appendices I   Purchase and Capacity Commitment

18.3 Customer acknowledges that Foundry's procedures and specifications set out in the Appendices may be amended by Foundry from time to time, and Customer consents to the notification by Foundry of such amendments through Foundry's Customer On Line Access System ("COLAS").

18.4 The terms and conditions of the Price Agreements and this Agreement shall exclusively govern the purchase and supply of Products and shall override any conflicting, amending and/or additional terms contained on Customer's purchase order and/or acceptance documents which have been or may hereafter be issued by Customer. Furthermore, in the event of any conflict or inconsistency between the terms of this Agreement and a Price Agreement, the terms of the Price Agreement shall prevail.

19.  NO ASSIGNMENT OR SUB-CONTRACTING

     Unless otherwise agreed in writing by the Parties, this Agreement may not be assigned or sub-contracted by either Party to any third party without the prior written consent of the other Party.

20.  GOVERNING LAW AND ARBITRATION

20.1 This Agreement shall be governed by and construed in accordance with the substantive laws of Singapore. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore.

20.2 The Parties hereby specifically exclude the application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.

20.3 Each party will make best efforts to resolve amicably any disputes or claims under this Agreement among the Parties. In the event that a resolution is not reached among the Parties within thirty (30) days after written notice by any Party of the dispute or claim, the dispute or claim shall be finally settled by binding arbitration of the International Chamber of Commerce in the Hague by three (3) arbitrators appointed in accordance with such rules. The arbitration proceeding shall be conducted in English.

IN WITNESS WHEREOF the Parties have hereunto entered into this Agreement as at the date first above written.



Roland Pudelko  30/6/00
-----------------------
Name:  Roland Pudelko
Title: President & Managing Director
for and on behalf of
DIALOG SEMICONDUCTOR GMBH




Robert Baxter  19/5/00
----------------------
Name: Robert Baxter
Authorized Signatory
for and on behalf of
CHARTERED SEMICONDUCTOR MANUFACTURING LTD
SILICON MANUFACTURING PARTNERS PTE LTD
CHARTERED SILICON PARTNERS PTE LTD

                                   APPENDIX A
                               (Ref: Clause 6.1)


                                PRICE AGREEMENTS

1.1 The prices to be charged for all Products manufactured for Customer under this Agreement shall be separately negotiated by the Parties and set out in one or more written Price Agreement agreed to by the Parties in writing. Each Price Agreement shall be valid only for the period specified therein.

1.2 Notwithstanding the generality of Clause 1.1 of this Appendix A, the Parties have agreed to the following prices for the calendar years 2000 and 2001:

*

     *

1.3 If the parties are unable to agree on a new price for future periods, even after non binding arbitration, then prices in Clause 1.2 shall be used or the agreement may be terminated in accordance with section 11.

1.4  Die Pricing

     During the term of the contract products may be supplied from Foundry under die pricing. The die price of each product shall be assessed individually and attached hereunder.

     Die pricing of device * shall be allowed on the following basis.

*

     *

     Both parties agree to provide the required engineering support to improve wafer yield for die based products.

                                   APPENDIX B
                             (Ref: Clause 3.1, 3.2)


            QUALIFICATION OF PROCESS AND PRODUCT AND ELECTRICAL TEST
                           AND ELECTRICAL PARAMETERS

The Foundry specifications set out in the following documents are deemed a part of and are incorporated into this Agreement by reference:


*


                                       *

The agreed Electrical Test and Electrical Parameters for each Customer Device shall be based on the relevant Foundry process which has been qualified, as evidenced by a Release to Customer Production document issued by Foundry.

                                   APPENDIX C
                            (Ref: Clauses 3.3, 7.1)


                              ACCEPTANCE CRITERIA

The Acceptance Criteria for each Customer Device shall comprise the following:-

A. Electrical Test based on the relevant Foundry process which has been qualified, as evidenced by a Release to Customer Production document issued by Foundry; and

B.   The Wafer Quality and Reliability Criteria set out in this Appendix C.

                                       *

                                   APPENDIX D
                               (Ref: Clause 3.6)


                        FOUNDRY CHANGE REQUEST PROCEDURE

The following Foundry procedures shall apply. All manufacturing processes and materials shall be subject to change by Foundry in accordance with the Change Request Procedure set out in this Appendix D.

                                       *

                                   APPENDIX E
                               (Ref: Clause 3.5)


                            PROCESS CHANGE REQUESTS

The Foundry specifications set out in the following documents are deemed a part of and are incorporated into this Agreement by reference:

                                       *

                                   APPENDIX F
                               (Ref: Clause 7.1)


              SPECIFICATIONS RELATING TO THE WAFER SORT, ASSEMBLY
                         AND/OR FINAL TEST OF PRODUCTS


                                       *


Such other specifications and procedures that may be specified by Subcontractor from time to time.

                                   APPENDIX G
                               (Ref: Clause 8.1)


                         PROCEDURE FOR CUSTOMER RETURNS

The Foundry specifications set out in the following documents are deemed a part of and are incorporated into this Agreement by reference:

FOUNDRY        DOCUMENT NO.        DOCUMENT TITLE
-------        ------------        --------------
Chartered      QX-038              Procedure for Customer Returns
SMP            SM-QX-0103          (includes amendments thereto)
CSP            QX-038

                                   APPENDIX H
                               (Ref: Clause 9.3)

                                CANCELLATION FEE

The Cancellation Fee payable by Customer upon cancellation of delivery of each Product in a purchase order will be the sum of:-

(A)       *





or

(B)       *



and

(C)       *

                                   APPENDIX I
                               (Ref: Clause 4.4)

                        PURCHASE AND CAPACITY COMMITMENT

1.   Foundry Supply Commitment

1.1    *






1.2 The Foundry Supply Commitment is subject to the timely delivery, installation and qualification of manufacturing equipment in each respective Foundry's fab, as well as the availability of sort, assembly or final test capacity at Subcontractor's facilities. Notwithstanding anything in Clause 1.1 of this Appendix, in the event of any such delays in the delivery, installation and/or qualification of manufacturing equipment or delays due to the non-availability of sort, assembly or final test capacity at Subcontractor's facility, Foundry shall be entitled to adjust and amend the Foundry Supply Commitment.

1.3 The Monthly Average Commitment shall mean the monthly average of the Foundry Supply Commitment as set out in Clause 1.1 or as determined pursuant to Clause 1.3 above.

1.4  *





1.5 Parties may, from time to time, mutually agree to adjust the technology mix of the Foundry Supply Commitment to cater for the advanced technology requirements of Customer.

1.6 Foundry reserves the right to terminate a manufacturing process in accordance with Foundry's Process Technology End of Life procedure (BX-021).

2.

2.1  *



2.2  *



2.3  After 31 December 2003, Customer shall have the option of either:-

     *

     *

2.4 In the event of any earlier termination of this Agreement (in accordance with Clause 11 of this Agreement) or of this Appendix I (in accordance with Clause 6.1 of this Appendix), Foundry shall return to Customer such amount of the Deposit that is remaining with Foundry within ninety (90) days after the date of such termination, without interest thereon.

2.5  *

2.6 All portions of the Deposit returned by Foundry to Customer pursuant to this Agreement shall be without interest and are subject to any deductions made by Foundry pursuant to the terms of this Agreement.

2.7 In the event Customer desires to vary the business arrangement regarding the Deposit, the Parties agree to discuss such arrangements in good faith. Amendments and variations, if any, to this Agreement shall be made only by the mutual agreement of the Parties in writing.


3.   Base Loading Commitment

3.1 Except for the First BLC (as defined in Clause 3.4 of this Appendix I), on or prior to 1 April and 1 October of each calendar year, the Parties will mutually agree in writing on a base loading commitment ("BLC") for the calendar year half (ie. 6 months) immediately following.

3.2 Each BLC shall set out Customer's monthly loading commitment for the 6-month period, including the technology mix ("Customer Loading

     Commitment"). Foundry may, but shall not be obliged to, agree to a BLC in which:-

     *

3.3 In the event the Parties are unable to agree on the quantities and/or technology mix of Wafers for any Customer Loading Commitment in a BLC, the Foundry Supply Commitment for the corresponding 2 quarters set out in Clause 1.1 above shall apply by default and form the BLC for that period.

3.4 As at the date of this Agreement, the Parties have mutually agreed in writing on the first BLC setting out the Customer Loading Commitment for each month following the date of this Agreement until July 2000 (instead of a calendar year half) ("First BLC"). All other terms and conditions applicable to BLCs as set out in this Appendix shall apply to the First BLC.


4.   Customer Loading Commitment

4.1 The quantity of Wafers which are shipped in a month by Foundry to Customer pursuant to purchase orders placed by Customer with Foundry shall be known as the "Customer Actual Loading".

4.2 Customer undertakes to ensure that, without prior written approval from Foundry,:-

                                       *

                                       *

4.3 Foundry shall not be obliged to acknowledge or accept any purchase order from Customer which does not comply with either or both restrictions set out in Clause 4.2 of this Appendix.


5.   *
     where

     *

5.4 The SSF is payable by Foundry within * days after the end of the quarter in which the SSF was incurred.


6.   Termination of Appendix

6.1 This Appendix shall commence on the Effective Date and shall expire on 31 December 2003, unless earlier terminated or extended by the mutual agreement of the Parties.